Exhibit 99.1

NEWS RELEASE	Lisa K. Klinger
FOR IMMEDIATE RELEASE	Vice President — Treasurer and
Investor Relations
(972) 409-1528
klingerl@michaels.com
Michaels Stores, Inc. Reports First Quarter Earnings
IRVING, Texas — May 24, 2006 — Michaels Stores, Inc. (NYSE: MIK) today reported unaudited financial results for the first quarter ended April 29, 2006. Net income for the first quarter of fiscal 2006 was $50.6 million and diluted earnings per share was $0.38. For the first quarter of fiscal 2005, the Company reported a loss of ($35.9) million and diluted loss per share of ($0.26). First quarter fiscal 2005 results include the cumulative effect of accounting change, net of tax, of $88.5 million, for the Company’s change in inventory accounting policy from a retail method to the weighted average cost method. The Company also adopted SFAS 123(R) as of the beginning of fiscal 2005. All periods presented reflect merchandise inventories reported under the weighted average cost method and include expenses associated with share based compensation. Income before the cumulative effect of accounting change was $50.6 million in the first quarter of fiscal 2006, down 3.7% versus $52.6 million for the same quarter last year. Diluted earnings per share before cumulative effect of accounting change was $0.38 for the first quarter of both fiscal 2005 and fiscal 2006.
Operating Performance
Total sales for the first quarter were $832.5 million, a 1.4% increase over last year’s first quarter sales of $821.0 million. Same-store sales for the quarter decreased (3.0%) on a 1.6% increase in average ticket, a (5.0%) decrease in transactions, and a 0.4% increase in custom frame deliveries. A favorable Canadian currency translation added approximately 0.4% to the average ticket increase for the quarter.
As previously reported, same-store sales for the quarter were affected by a significant decline in Yarn category sales, increased business disruption due to a higher level of merchandise plan-o-gram resets, and lower inventory levels, particularly discontinued and clearance inventory. Yarn sales declined 38% versus the same period a year ago. During the first quarter of fiscal 2006, the Company completed 15 merchandise category resets; no merchandise categories were reset during the previous year period. Clearance and discontinued inventory per store was approximately 19% below year ago levels at the end of the first quarter, and total inventory per store, including distribution centers, finished the quarter at approximately 10% below prior year first quarter levels.
For the first quarter, the Southeast, Southwest, and Pacific zones delivered the strongest relative same-store sales performances. The Company’s strongest domestic departmental performances were in General Crafts (primarily Jewelry and Beads), Custom Floral, Apparel Crafts, and Kids Crafts.
For the first quarter of fiscal 2006, operating income decreased $9.9 million, or 11.4%, to $77.3 million from $87.2 million in fiscal 2005. As a percent of sales, reported operating income decreased 130 basis points from 10.6% in the first quarter of 2005 to 9.3% in the first quarter of 2006. The decrease in operating margin is primarily due to the de-leveraging of fixed expenses from lower sales growth for the first quarter of fiscal 2006 over the prior year period.

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

Merchandise margins increased approximately 30 basis points versus the prior year period. Improvement in merchandise margins was primarily due to higher margin rates for both regular and promotional sales over the prior year period, as well as improved sourcing. In addition, a higher percentage of merchandise was sold at regular price. An increase in inventory shrink expense, as a percent of sales, partially offset these improvements. Total gross margin rate, which includes occupancy costs, contracted approximately 20 basis points during the first quarter relative to the prior year period due to the de-leveraging of occupancy expense and the incremental costs related to our remodel program totaling 50 basis points of impact for the quarter.
Selling, general, and administrative expense increased 6.1% on a 1.4% increase in total sales. As a result, selling, general, and administrative expense as a percent of sales increased 120 basis points from 27.8% in the first quarter of fiscal 2005 to 29.0% in the first quarter of this year. Included in first quarter fiscal 2006 selling, general, and administrative expense is $4.7 million, or approximately 60 basis points as a percent of sales, related to the Company’s on-going review of strategic alternatives and retirement benefits for the former CEO.
Pre-opening costs declined approximately $1.3 million from the prior year first quarter due to the timing of new store spending.
Interest expense for the quarter declined $4.9 million primarily due to the Company’s early redemption of its 9 1/4% Senior Notes in July 2005.
Balance Sheet
The Company’s cash balances at the end of the quarter were $442 million, a decrease of $117 million over last year’s first quarter ending balances of $559 million. This reduction is attributable to the Company’s early redemption of its $200 million, 9 1/4% Senior Notes in July 2005 and its ongoing share repurchase and dividend programs, partially offset by cash generated from operations. Over the past twelve months, the Company’s dividend payments totaled $53.8 million, and the Company repurchased 5,872,700 shares at an average price, including commissions, of $34.78 per share for a total cost of $204.3 million. In the first quarter of fiscal 2006, the Company repurchased 1,931,500 shares of its common stock at an average price, including commissions, of $34.26 per share. As of May 24, 2006, under its repurchase plans, the Company is authorized to repurchase approximately 2.6 million additional shares plus such shares as may be repurchased with proceeds from the future exercise of options under the Company’s 2001 General Stock Option Plan.
Average inventory per Michaels store, at the end of the first quarter of fiscal 2006, inclusive of distribution centers, decreased 9.7% to $821,000 from $909,000 last year, on the comparable weighted average cost inventory method, primarily due to the combined impact of our accelerated markdown program initiated in fiscal 2005 and the liquidation of a portion of our fashion yarn inventory. Clearance and discontinued inventory per store was approximately 19% below year ago levels at the end of the first quarter of fiscal 2005.
Capital spending for the quarter totaled $38.9 million, with $19.7 million attributable to our store activities, such as new, relocated, and remodeled stores. Spending for the store standardization/remodel program was approximately $9.5 million as the Company began its chain-wide rollout, converting 27 existing stores to the more productive layout. In addition, during the first quarter, the Company opened 17, relocated three, and closed three Michaels stores, and it also closed one Aaron Brothers store.
Outlook
For the second quarter of fiscal 2006, same-store sales versus the prior year are now expected to increase approximately 1% to 3%, with total sales increasing between 5% and 7%. Operating income is expected to remain flat versus second quarter fiscal 2005 operating income of approximately $40 million. The operating income forecast for the second quarter includes $3.8 million for estimated store remodel expenses for the store standardization program and $4.6 million of costs related to the Company’s review of strategic alternatives. Diluted earnings per share for the second quarter of fiscal 2006 is estimated to be $0.19 to $0.21, a 58% to 75%

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

increase over fiscal 2005 second quarter results of $0.12 due to lower interest expense and the absence of expenses associated with the early redemption of the 9 1/4% Senior Notes in the second quarter of fiscal 2005.
The Company currently expects same-store sales for the second half of fiscal 2006 to increase from 3% to 5% versus the prior year period, with total sales expected to be up approximately 10% to $2.3 billion. Operating results for the second half include the Company’s 53rd week for fiscal 2006. Operating income as a percent of sales for the second half of fiscal 2006 is expected to increase approximately 120 to 130 basis points over the prior year period to approximately 12.6%. In the fourth quarter of fiscal 2005, the Company refined its calculation for deferring costs related to preparing inventory for sale and for vendor allowance recognition and recorded an adjustment to cost of sales of $23.9 million. Diluted earnings per share are forecast to be approximately $1.35 to $1.40, representing a 23% to 27% improvement over second half 2005 diluted earnings per share before the cumulative effect of accounting change of $1.10.
For fiscal 2006, the Company expects total sales to increase approximately 7% to 8% over fiscal 2005, driven by a forecasted same-store sales increase of approximately 2% to 3%, new store sales growth of approximately 4% and an estimated 1.5% increase for the additional 53rd week of business in fiscal 2006. Operating margin is expected to grow approximately 50 to 60 basis points over the fiscal 2005 operating margin of 9.9%, driven primarily by gross margin expansion. Currently included in the fiscal 2006 forecast is $17.7 million for expenses related to the Company’s review of strategic alternatives. Operating income is expected to range from $405 to $415 million, an increase of approximately 11% to 14% over the fiscal 2005 operating income of $364 million. Interest expense is expected to decline $21 million primarily due to the absence of the interest expense on our 9 1/4% Senior Notes that were redeemed in 2005. Net income for 2006 is estimated to range from $260 to $265 million, an 18% to 20% increase over fiscal 2005 net income before cumulative effect of accounting change of $220 million. Diluted earnings per share is currently expected to range from $1.92 to $1.98, representing a 21% to 25% increase over the comparable fiscal 2005 diluted earnings per share before cumulative effect of accounting change of $1.59.
During fiscal 2006, the Company expects to open 40 to 45 new stores, relocate and/or expand approximately 20 stores, remodel 70 stores and continue construction of the Centralia, Washington distribution center.
As previously announced, the Company will host a conference call at 4:00 p.m. central time today, hosted by Michaels Stores President and Chief Financial Officer, Jeffrey Boyer, and President and Chief Operating Officer, Gregory Sandfort. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 6885485.
The Company plans to release its 2006 second quarter sales on Thursday, August 3, 2006, at 6:30 a.m. central time. Any interested party may view the Company’s press release at www.michaels.com.
Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of May 24, 2006, the Company owns and operates 899 Michaels stores in 48 states and Canada, 165 Aaron Brothers stores, 11 Recollections stores, and four Star Decorators Wholesale operations.
This document may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, and diluted earnings per share. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

or contribute to such differences include, but are not limited to: our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from suppliers due to vendor payment delays associated with recently implemented systems or delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity, energy and fuel cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; financial difficulties of any of our insurance providers, key vendors, or suppliers; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.
This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).
— Tables Follow —

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

Michaels Stores, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	April 29,	April 30,
	2006	2005(1)
Net sales	$832,481	$821,016
Cost of sales and occupancy expense	512,041	503,204

Gross profit	320,440	317,812
Selling, general, and administrative expense	241,736	227,894
Store pre-opening costs	1,437	2,739

Operating income	77,267	87,179
Interest expense	172	5,089
Other (income) and expense, net	(4,196)	(2,680)

Income before income taxes and cumulative effect of accounting change	81,291	84,770
Provision for income taxes	30,687	32,216

Income before cumulative effect of accounting change	50,604	52,554
Cumulative effect of accounting change, net of income tax of $54.2 million	—	88,488

Net income	$50,604	$(35,934)

Basic earnings (loss) per common share:
Income before cumulative effect of accounting change	$0.38	$0.39
Cumulative effect of accounting change, net of income tax	—	(0.65)

Net income	$0.38	$(0.26)

Diluted earnings (loss) per common share:

Income before cumulative effect of accounting change	$0.38	$0.38
Cumulative effect of accounting change, net of income tax	—	(0.64)

Net income	$0.38	$(0.26)

Weighted average shares outstanding:
Basic	132,399	136,018

Diluted	134,617	138,435

Dividends per common share	$0.10	$0.07

Michaels Stores, Inc.
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	April 29,	January 28,	April 30,
Subject to reclassification	2006	2006	2005(1)
ASSETS
Current assets:
Cash and equivalents	$441,843	$452,449	$558,546
Merchandise inventories	795,047	784,032	835,765
Prepaid expenses and other	43,431	44,042	26,999
Deferred and prepaid income taxes	34,156	34,125	64,669

Total current assets	1,314,477	1,314,648	1,485,979

Property and equipment, at cost	1,046,956	1,011,201	936,091
Less accumulated depreciation	(611,495)	(586,382)	(525,555)

	435,461	424,819	410,536

Goodwill	115,839	115,839	115,839
Other assets	23,082	20,249	19,136

	138,921	136,088	134,975

Total assets	$1,888,859	$1,875,555	$2,031,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$267,154	$193,595	$269,684
Accrued liabilities and other	226,541	282,499	227,053
Income taxes payable	14,610	20,672	—

Total current liabilities	508,305	496,766	496,737

9 1/4% Senior Notes due 2009	—	—	200,000
Deferred income taxes	2,791	2,803	26,848
Other long-term liabilities	89,098	88,637	79,359

Total long-term liabilities	91,889	91,440	306,207

	600,194	588,206	802,944

Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $0.10 par value, 2,000,000 shares authorized; none issued	—	—	—
Common Stock, $0.10 par value, 350,000,000 shares authorized; 134,841,303 shares issued and 132,074,903 shares outstanding at April 29, 2006, 133,821,417 shares issued and 132,986,517 shares outstanding at January 28, 2006, and 135,293,468 shares issued and outstanding at April 30, 2005	13,484	13,382	13,529
Additional paid-in capital	416,052	386,627	425,432
Retained earnings	945,134	907,773	781,333
Treasury Stock (2,766,400 shares at April 29, 2006, 834,900 shares at January 28, 2006, and none at April 30, 2005)	(94,127)	(27,944)	—
Accumulated other comprehensive income	8,122	7,511	8,252

Total stockholders’ equity	1,288,665	1,287,349	1,228,546

Total liabilities and stockholders’ equity	$1,888,859	$1,875,555	$2,031,490

Michaels Stores, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	April 29,	April 30,
Subject to reclassification	2006	2005(1)
Operating activities:
Net income (loss)	$50,604	$(35,934)
Adjustments:
Depreciation	27,341	23,680
Amortization	115	99
Share-based compensation	5,352	4,478
Tax benefits from stock options exercised	(8,203)	(7,349)
Non-cash charge for the cumulative effect of accounting change	—	142,723
Other	2	254
Changes in assets and liabilities:
Merchandise inventories	(11,015)	(41,972)
Prepaid expenses and other	277	(386)
Deferred income taxes and other	(2,932)	(5,148)
Accounts payable	60,874	13,418
Accrued liabilities and other	(19,615)	(3,128)
Income taxes payable	2,141	(48,330)
Other long-term liabilities	1,526	6,982

Net cash provided by operating activities	106,467	49,387

Investing activities:
Additions to property and equipment	(38,920)	(27,488)
Purchases of short-term investments	—	(226)
Sales of short-term investments	—	50,605
Net proceeds from sales of property and equipment	6	—

Net cash (used in) provided by investing activities	(38,914)	22,891

Financing activities:
Cash dividends paid to stockholders	(26,625)	(19,045)
Repurchase of Common Stock	(66,182)	(52,363)
Proceeds from stock options exercised	14,876	13,262
Tax benefits from stock options exercised	8,203	7,349
Proceeds from issuance of Common Stock and other	1,095	1,213
Change in cash overdraft	(9,526)	—

Net cash used in financing activities	(78,159)	(49,584)

Net (decrease) increase in cash and equivalents	(10,606)	22,694
Cash and equivalents at beginning of period	452,449	535,852

Cash and equivalents at end of period	$441,843	$558,546

Michaels Stores, Inc.
Summary of Operating Data
(Unaudited)
The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of income:

	Quarter Ended
	April 29,	April 30,
	2006	2005(1)
Net sales	100.0%	100.0%
Cost of sales and occupancy expense	61.5	61.3

Gross profit	38.5	38.7
Selling, general, and administrative expense	29.0	27.8
Store pre-opening costs	0.2	0.3

Operating income	9.3	10.6
Interest expense	0.0	0.6
Other (income) and expense, net	(0.5)	(0.3)

Income before income taxes and cumulative effect of accounting change	9.8	10.3
Provision for income taxes	3.7	3.9

Income before cumulative effect of accounting change	6.1	6.4
Cumulative effect of accounting change, net of income tax	—	10.8

Net income	6.1%	(4.4)%

The following table sets forth certain of our unaudited operating data (dollar amounts in thousands):

	Quarter Ended
	April 29,	April 30,
	2006	2005
Michaels stores:
Retail stores open at beginning of period	885	844
Retail stores opened during the period	17	14
Retail stores opened (relocations) during the period	3	8
Retail stores closed during the period	(3)	(1)
Retail stores closed (relocations) during the period	(3)	(8)

Retail stores open at end of period	899	857

Aaron Brothers stores:
Retail stores open at beginning of period	166	164
Retail stores opened during the period	—	1
Retail stores closed during the period	(1)	—

Retail stores open at end of period	165	165

Recollections stores:
Retail stores open at beginning of period	11	8
Retail stores opened during the period	—	1

Retail stores open at end of period	11	9

Star Decorators Wholesale stores:
Wholesale stores open at beginning of period	4	3
Wholesale stores opened during the period	—	1

Wholesale stores open at end of period	4	4

Total store count at end of period	1,079	1,035

Other operating data:
Average inventory per Michaels store (2)	$821	$909
Comparable store sales (decrease) increase (3)	(3.0)%	7.8%

(1)	In the fourth quarter of the fiscal year ended January 28, 2006, the Company changed its method of accounting for merchandise inventories from a retail inventory method to the weighted average cost method, effective as of the beginning of that fiscal year. As a result, the Company recorded a cumulative effect of accounting change, net of tax, of $88.5 million in the first quarter of fiscal 2005. In addition, the Company elected to early adopt the provisions of Statement of Financial Accounting Standards No. 123(R), Accounting for Stock Based Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value over the requisite service period. The Company applied the modified retrospective transition method as permitted by SFAS No. 123(R) from the beginning of fiscal 2005. Thus, the previously reported results for the quarter ended April 30, 2005 have been adjusted to reflect the adoption of the weighted average cost method and the impact of share based compensation expense under the provisions of SFAS No. 123(R).

(2)	Average inventory per Michaels store calculation excludes Aaron Brothers, Recollections, and Star Decorators Wholesale stores.

(3)	Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions. A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed. If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention. A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.